Exhibit 5.1

Courtney M.W. Tygesson

+1 312 881 6680

ctygesson@cooley.com

June 24, 2022

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to RAPT Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended, covering the resale by the selling stockholder (the “Selling Stockholder”) of up to 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of outstanding pre-funded warrants to purchase shares of Common Stock (the “Warrants”). The Warrants were issued pursuant to a Securities Purchase Agreement, dated May 24, 2022, by and among the Company and the investor named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, each as currently in effect, the Securities Purchase Agreement, the Warrants and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

We express no opinion to the extent that future issuances of securities of the Company, including the Shares, and/or adjustments to outstanding securities of the Company, including the Warrants, cause the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

COOLEY LLP    110 NORTH WACKER, SUITE 4200    CHICAGO, IL    60606

T: (312) 881-6500 F: (312) 881-6598 COOLEY.COM

RAPT Therapeutics, Inc.

June 24, 2022

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Courtney M.W. Tygesson
Courtney M.W. Tygesson

COOLEY LLP    110 NORTH WACKER, SUITE 4200    CHICAGO, IL    60606

T: (312) 881-6500 F: (312) 881-6598 COOLEY.COM